Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nexxus Lighting, Inc.

Charlotte, North Carolina

We hereby consent to the incorporation by reference in this registration statement of our report dated March 29, 2010, relating to the consolidated financial statements of Nexxus Lighting, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida

February 15, 2011